EXHIBIT 10.1

          [LOGO]
Member of NASD, MSRB and SIPC
 EMPIRE FINANCIAL GROUP, INC.
14 East 60 Street, 2nd Floor
       NY, NY 10022
       646-329-7007
       973-277-3634

June 16, 2006

Mr. Donald Robbins
Chief Executive Officer
C.S.M.G. Technologies Inc.
501 North Shoreline Drive Suite 701
North Corpus Christi, TX 78471

Re:   Proposed Firm Commitment Public Offering


Dear Mr. Robbins:

We are pleased to submit the following proposal with respect to a firm commitment public offering by C.S.M.G. Technologies, Inc. ("the Company") of its tissue welding technology "Live Tissue Connect, Inc.", "LTC" for a minimum of $5,000,000, the price of which shall be determined by the market price prior to the Effective Date of the offering closing. This letter states certain conditions and assumptions upon the proposed offering by Empire Financial Group
(EFH). It is our intent, immediately prior to the Effective Date, to enter into a "Firm Commitment" Underwriting Agreement with C.S.M.G. Technologies, Inc. The Underwriting Agreement shall provide that the Underwriter shall be committed to take and pay for all of the Shares, if any are purchased. The Underwriting Agreement and related agreements shall contain such terms and conditions as are customarily contained in agreements of such character and among other things, provide for the following:

      a) An underwriting discount of nine percent (9%) of the amount raised in the offering.

      b) The sale to EFH and/or its designees, at the time of the closing of the offering specified in the Underwriting agreement (the "Closing Date") warrants (the "Underwriter's Warrants") to purchase that aggregate number of shares as would be equal to five (5%) of the total number of shares sold pursuant to the public offering. Neither the Underwriter's Warrants nor any of the securities underlying the Underwriter's Warrants (Collectively, the Underlying Underwriter's Warrants and Underlying Underwriter's Securities") shall be redeemable by the Company. The Underwriter's Warrants and Underlying Underwriter's Securities are hereinafter sometimes collectively referred to as the "Underwriter's Securities".

      c) The Underwriter's Warrants will be exerciseable between the first and fifth anniversary dates of the Effective Date (the "Warrant Exercise Term"). EFH will agree that during the (1) year period following the Effective Date, it will not transfer the Underwriter's Warrants or the underlying Underwriter's Securities, except to EFH officers, partners or members of the selling group. The Underwriter's Warrants shall be exerciseable at a price per unit equal to one hundred and twenty percent (120%) of the public offering price of the common shares and shall be exercisable at any time from time to time, in whole or in part, during the warrant Exercise Term.

            The Underwriter's Warrants shall contain such terms and conditions as are satisfactory in form and substance to EFH, the Company and their respective counsel, including, without limitation anti-dilution and exercise provisions. At any time during the five
            (5) years commencing after the Effective Date of the Registration Statement, EFH (or the then holders of a majority of the Underwriter's Warrants of the Underlying Underwriter's Securities) shall have the right to require the Company to prepare and file a Post-Effective amendment to the Registration Statement or a new Registration Statement, if then required under the Securities Act of 1933 (the "Act"), covering all or any portion of the Underwriter's Warrants and/or the Underlying Underwriter's Securities. C.S.M.G. Technologies, Inc. shall bear all expenses incurred in the preparation and filing of such Post-Effective Amendment or new Registration Statement.

            In addition, if at any time during the Warrant Exercise Term the Company shall prepare and file one or more Registration Statements under the Act, with respect to a public offering of equity or debt securities of the Company, or of any such securities of the Company held by its shareholders, the Company will include in such Registration Statement such number of Underwriter's Warrants and/or Underlying Underwriter's Securities held by EFH and its designees or transferees as may be requested.

            The Company shall bear all fees and expenses incurred by the Company in connection with the preparation and filing of such Registration Statement. In the event of such a proposed registration, the Company shall furnish the then holders of outstanding Underwriter's Warrants and Underlying Underwriter's Securities with not less than thirty
            (30) days written notice prior to the proposed date of filing of such Registration Statement. Such notice shall continue to be given during the Warrant Exercise Term by C.S.M.G. Technologies, Inc. to such holders until such time as all of the Underwriter's Warrants and Underlying Underwriter's Securities have been registered. The holders of the Warrant Securities shall exercise the "piggy-back" rights provided for herein by giving written notice, within twenty
            (20) days of the receipt of the Company's notice of its intention to file a Registration Statement.


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

      d) The Company will bear all fees, disbursements and expenses in connection with the proposed offering, including, without limitation, the Company's legal and accounting fees and disbursements, the costs of preparing, printing and delivering the Registration Statement, Prospectus and amendments, post-effective amendments and supplements thereto, the Underwriting Agreement and documents and "Blue Sky" memoranda (all in such quantities as EFH may require), preparing and printing stock certificates and warrant certificates, filing fees, costs and expenses incurred in registering the offering with National Association of Securities Dealers, Inc. (The "NASD"), filing fees, costs and expenses (including fees and disbursements of counsel) incurred in qualifying the offering under the "Blue Sky" laws of the states specified by EFH transfer taxes, transfer agent and registrar fees, out-of-pocket costs, exclusive of salaries and overhead, of holding "due diligence" meetings and the costs of placing a "tombstone" advertisement in The Wall Street Journal.

      e) In order to reimburse EFH for those costs, fees and expenses customarily incurred by an underwriter during the process, C.S.M.G. Technologies, Inc. shall pay to EFH a non-accountable expense allowance in the amount of the three percent (3%) of the gross proceeds of the offering (including the over-allotment option), which shall include fees and disbursements of EFH's counsel. which shall include fees and disbursements of EFH's counsel, of which Fifteen Thousand Dollars ($15,000) will have been paid as of the date hereof and an additional Thirty-Five Thousand Dollars ($35,000.00) shall be paid by the Company upon the filing of the Registration Statement with the Securities and Exchage Commission. The Company will retain EFH as a financial consultant, for a period of twelve months to commence on the Closing Date, at a monthly fee of five thousand Dollars ($5,000.00), all of which is payable in advance on the closing of this offering. In addition, the consulting agreement shall provide that the Company will pay EFH a "Lehman formula" finder's fee in the event that EFH originates a merger, acquisition, to joint venture or other transaction to which EFH is a party.

      f) The Company shall pay for all "Blue Sky" filing fees as requested by EFH and costs and expenses of "Blue Sky" registration or qualification (including fees and disbursements of EFH's legal counsel). The Company shall also pay as due, the state registration, qualification and filing fees, NASD filing fees and accountable out of pocket disbursements in connection with such registration, qualification or filing.

      g) For the purpose of covering over-allotments, if any, which may occur during the distribution and sale of the shares, the Company will grant EFH an option to purchase all or part of an additional number of shares and or warrants as will be equal to not more than ten percent (10%), of the total number of shares initially offered to the public, for the period of sixty (60) days from the effective Date. Such over-allotment period, and any shares and or warrants purchased by EFH pursuant to such option shall be resold to the public on the same terms as the initially offered shares and or warrants.

      h) C.S.M.G. Technologies, Inc. agrees not to permit or cause a public sale or public offering of any of its securities (in any manner, including pursuant to Rule 144 under the Act) owned nominally or beneficially by the Company's officers, directors and shareholders owning five percent (5%) or more of the outstanding shares of Common Stock for a period of twelve (12) months following the Effective Date without obtaining the prior written approval of EFH. EFH has agreed to exempt a total of five hundred thousand (500,000) shares to be designated by the Company, which will have only a twelve (12) month similar sale restriction.


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

            C.S.M.G. Technologies, Inc. shall cause such persons to execute an agreement with EFH, in conformance with all SEC regulations eliminating "acting in concert" issues, regarding such restrictions, in form and substance, satisfactory to the Company, EFH and their respective counsels. No employee of C.S.M.G. Technologies, Inc., will receive an annual salary in excess of two hundred and fifty thousand dollars ($250,000.00) for a period of twenty four (24) months from the Effective Date.

      i) The Company shall continue to retain as its accountants a firm of independent certified public accountants acceptable to EFH for twenty-four (24) months from the closing of the offering. Such accounting firm shall have responsibility for the preparation of the financial statements and financial exhibits, if any, to be included in the Registration Statement, and shall prepare all certified financial statements and schedules to be included in the Registration Statement. The Company shall retain as its lawyers a firm acceptable to EFH, which is expert in securities law matters, and in the regulatory aspects of C.S.M.G. Technologies, Inc. proposed business for a period of twelve (12) months.

      j) The Company shall best efforts to have the Shares approved for quotation on the AMEX, the NASDAQ National Market System, or the NASDAQ SmallCap Market and/or the Boston Stock Exchange, effective on the Effective Date. By the Effective Date, the Company shall have registered its Common Stock with the Securities and Exchange Commission under the provisions of the Securities Exchange Act of 1934 and will use its best efforts to maintain such registration in effect for a period of at least five years from the Effective Date. The Company agrees that it will, prior to the Effective Date, register with, and for a period of five (5) years from the Effective Date remain covered by, the corporate Record Savings and Annual Report Information Service published by Standard & Poor's Corporation.

      k)    If the sale of the shares is completed:

                  (1) The Company shall retain an investor/public relations firm reasonably acceptable to EFH for a period of twenty-four (24) months from the Effective Date.

                  (2) The Company will accept an advisor of EFH, as a non-voting advisor to, its Board of Directors, such designee, shall attend meetings of the Board and receive reimbursement for reasonable costs incurred in attending such meetings as well as any compensation received by other "outside" Directors. To the extent permitted by law, Company will agree to indemnify EFH and its designee for the actions of such designee as a director of the Company. In the event Company maintains a liability insurance policy affording coverage for the acts of its officers and directors, it will agree, if possible, to include each of EFH and its designee as an insured under such policy.


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

                  (3) To the extent permitted by law, C.S.M.G. Technologies, Inc. will agree to indemnify EFH and its designee for the actions of such designee as a director of the Company. In the event C.S.M.G. Technologies, Inc. maintains a liability insurance policy affording coverage for the acts of its officers and directors, it will agree, if possible, to include each of EFH and its designee as an insured under such policy.

                  (4) The Company shall continue to retain a transfer agent reasonably acceptable to EFH for the Common Stock for a period of twelve (12) years following the Effective Date, at the request of EFH the Company shall cause such transfer agent to provide EFH on a quarterly basis with copies of the Company's stock transfer sheets.

                  (5) For a period of not less than twenty (24) months from the Effective Date, the Company will provide to EFH on a timely basis quarterly statements setting forth such information regarding the Company's operations and financial position (including balance sheet, profit and loss statements and data regarding outstanding purchase orders) as is regularly prepared by management of C.S.M.G. Technologies, Inc..

                  (6) C.S.M.G. Technologies, Inc. shall not file a Registration Statement except Form S-8 (or any similar or successor form) for a period of one year from the Effective Date, with the exception of ESOP, without EFH's consent. The Company shall not, without EFH's consent, sell any securities under Regulation S.

The Company represents and warrants to EFH that (i) it is not obligated to pay a finder's fee or consulting fee to anyone in connection with the introduction of C.S.M.G. Technologies, Inc. to EFH: (ii) during the prior twelve months, it has not paid any moneys or other compensation or issued any securities to any member of the NASD, or to any affiliate or associate of such a member, or to any person in consideration for such person raising funds for the Company, or providing consulting services to the Company, regarding this initial Public Offering, except for payment to EFH hereunder; and (iii) no holder of the Company's securities has (A) any right to "piggyback" its securities on the Registration Statement or (B) any right to demand registration of its securities (which will not be modified so that it cannot be exercised until at least 18 months after the Effective Date).

EFH reserves the right, in its sole discretion, to reduce any item of its compensation or adjust the terms thereof (including the number, type and exercise price of the Underwriter's Warrants) as specified herein in the event that a determination should be made by the NASD and/or the securities department of any jurisdiction in which the offering is "Blue Skied" to the effect that its aggregate compensation is excessive or that the terms thereof require such adjustment. Any such reduction or adjustment shall not affect any other terms or provisions of the Letter of Intent.


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

It is our intention to enter into the Underwriting Agreement on or immediately prior to the Effective Date, however, EFH reserves the right not to proceed with the offering if, in its sole judgment, (i) market conditions are unsuitable for such offering at the price per Security set forth on page 1 hereof and C.S.M.G. Technologies, Inc. and EFH cannot agree on another price or structure; (ii) information comes to EFH's attention relating the Company, its management or its position in the industry which would preclude a successful public offering:
(iii) a material adverse change has occurred in the financial condition, business or prospects of the Company, (iv) the company has failed to (a) expeditiously proceed with the offering, including the preparation, execution and filing with all necessary governmental authorities of the Registration Statement on Form SB-2. (b) cooperate with EFH in requesting effectiveness of the Registration Statement at such time as EFH may deem appropriate: or (c) comply with all applicable statutes, laws, rules and regulations; or (v) the Company cannot expeditiously proceed with the offering; or (vi) the NASD determines that any payment (including cash and/or securities) paid by C.S.M.G. Technologies, Inc. to any investment banker (other than EFH), consultant or to any other person is "underwriter compensation" in connection with the proposed public offering- or (vii) war or act of God or other calamity which would have substantial adverse effect or loss to C.S.M.G. Technologies, Inc.; (viii) or the market for securities in general, or the Company's securities in particular, financial or economic conditions shall have materially changed from those reasonably foreseeable as of the date hereof as to render it impracticable in the EFH's judgment to make a public offering of the securities, or there has been a material adverse change in market levels for securities in general or financial or economic conditions which render it inadvisable to proceed; or (ix) any action, suit or proceeding, threatened or pending, at law or equity against C.S.M.G. Technologies, Inc., or by any Federal State or other commission, board or agency wherein any unfavorable result or decision could materially adversely affect the business, property, financial condition or income or earnings of the Company. If EFH elects not to proceed with the offering as a result of the condition enumerated in clauses (i through ix) above, the Company shall reimburse EFH in full for its out-of-pocket expenses (including, without limitation, its legal fees and disbursements) up to Twenty-Five Thousand Dollars ($25,000.00). After the execution of the Underwriting Agreement, in the event the offering is not consummated for any reason whatsoever, the Company shall reimburse KDS in full for its out-of-pocket expenses less amounts previously paid to it, as set forth in the Underwriting Agreement.

This letter shall be deemed to have been made and delivered in Orlando, Florida and shall be governed as to validity, interpretation, construction, effect and in all other aspects by the laws of the State of Florida. C.S.M.G. Technologies,
Inc.: (1) agrees that any legal suit, action or proceeding arising out of or relating to those letter shall by instituted exclusively in Florida State Circuit Court, County of Orange or in the United States District Court for the Southern District of Florida, (2) waives any objection to the venue of any such suit, action or proceeding and the right to assert such forum is not a convenient forum, and (3) irrevocably consents to the jurisdiction of the Florida State Circuit Court, County of Orange and the United States District Court for the Southern District of Florida in any such suit, action or proceeding,

The Company further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the Florida State Circuit Court, County of Orange and the United States District Court for the Southern District of Florida and agrees that service of process upon it mailed by certified mail to As address shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding.


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

Except as otherwise set forth herein, neither the Company nor EFH will be under any obligation to the other, until both C.S.M.G. Technologies, Inc. and EFH have executed and delivered the Underwriting Agreement. It is Understood that this letter is merely a statement of intent and while the parties agree in principle to the contents hereof any legal obligations between the parties shall be only as set forth in a duly negotiated and executed Underwriting Agreement.

This shall be in form and content satisfactory to EFH, the Company and their respective counsel. This letter shall, nevertheless, constitute a binding agreement relative to the reimbursement of EFH's expenses.

If the foregoing correctly sets forth our understanding with respect to the proposed offering on behalf of the Company, will you please so confirm by signing and returning one copy of this letter, together with a check payable to EFH, in the amount of Fifteen Thousand Dollars ($15,000.00), whereupon we will instruct our counsel to cooperate with counsel for the Company in the preparation of the appropriate Registration Statement under the Act, the Underwriting Agreement and related documents so as to expedite the successful consummation of the public offering.

Very Truly Yours,

EMPIRE FINANCIAL GROUP, INC.


By:
    ------------------------
    Don Wojnowski, CEO


Accepted and confirmed:

C.S.M.G. TECHNOLOGIES, INC.


By:
    ------------------------
    Mr. Donald Robbins, CEO


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